EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Avistar Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-142001, 333-115755, 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated March 28, 2008 with respect to the consolidated balance sheets of Avistar Communications Corporation and its subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2007 Annual Report on Form 10-K of Avistar Communications Corporation.

/s/ BURR, PILGER & MAYER LLP
San Jose, California
March 31, 2008